As filed with the Securities and Exchange Commission on April 26, 2019

Registration No. 333‑

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S‑8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

BRIDGEWATER BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	26‑0113412 (I.R.S. Employer Identification No.)

3800 American Boulevard West, Suite 100

Bloomington, Minnesota 55431

(Address of principal executive offices)

Bridgewater Bancshares, Inc. 2019 Equity Incentive Plan

(Full title of the plans)

Jerry Baack

President and Chief Executive Officer

Bridgewater Bancshares, Inc.

3800 American Boulevard West, Suite 100

Bloomington, Minnesota 55431

(Name and address of agent for service)

(952) 893‑6868

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b‑2 of the Exchange Act.:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.01 par value per share
To be issued under the Bridgewater Bancshares, Inc. 2019 Equity Incentive Plan	1,000,000	$10.58	$10,580,000.00	$1,282.30
(1)

This Registration Statement on Form S‑8 covers 1,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of Bridgewater Bancshares, Inc. (the “Registrant”) issuable pursuant to the Bridgewater Bancshares, Inc. 2019 Equity Incentive Plan (the “2019 Plan”) and pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares that become issuable under the 2019 Plan by reason of any future stock dividend, stock split or other similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Common Stock as reported on The Nasdaq Capital Market on April 22, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.*

Item 2.   Registrant Information and Employee Plan Annual Information.*

*    Information required by Item 1 and Item 2 of Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S‑8.  The documents containing the information specified in Part I have been or will be delivered to the respective participants in the 2019 Plan, as required by Rule 428(b).  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10‑K for the year ended December 31, 2018, filed with the Commission on March 14, 2019;
(b)	The Registrant’s Current Reports on Form 8‑K filed on January 24, 2019 and April 25, 2019 (in each case, excluding the information furnished under Item 2.02 of Form 8‑K); and
(c)

The description of the Registrant’s  common stock contained in the Registration Statement filed with the Commission on March 5, 2018, pursuant to Section 12 of the Exchange Act on Form 8‑A (File No. 001‑38412), and all amendments and reports filed by the Registrant for the purpose of updating such description.

Each document or report subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement, but prior to the filing of a post‑effective amendment to this Registration Statement that indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the date of filing of such document or report; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference in this Registration Statement.

Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus which is a part hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement or the prospectus which is a part hereof.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 302A.521 of the Minnesota Business Corporation Act provides that, unless prohibited by its articles of incorporation or bylaws, a corporation shall indemnify any person, including an officer or director, who is made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person, under certain circumstances and subject to certain conditions and limitations as stated therein and set forth in the articles of incorporation or bylaws of such corporation, against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses (including attorneys’ fees and disbursements incurred by such person in connection with the proceeding) incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person:

•	has not been indemnified therefor by another organization or employee benefit plan;
•	acted in good faith;
•

received no improper personal benefit and, in the case of a conflict of interest, any requirements relating to directors’ conflicts of interest as set forth under Section 302A.255 of the Minnesota Business Corporation Act, as applicable, have been satisfied;

•	in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and
•

in the case of acts or omission occurring in such person’s performance in an official capacity, such person reasonably believed that the conduct was in the best interests of the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation.

Article V of the Registrant’s Amended and Restated Bylaws and Article X of the Registrant’s  Second Amended and Restated Articles of Incorporation provide that, subject to the limitations of applicable federal and state banking laws and regulations, the present and former directors and officers of the Registrant shall be indemnified to the fullest extent permitted by Section 302A.521 of the Minnesota Business Corporation Act.

The Registrant maintains directors’ and officers’ liability insurance which covers certain liabilities and expenses of its directors and officers and covers it for reimbursement of payments to its directors and officers in respect of such liabilities and expenses, in each case subject to certain limits and exceptions.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See Exhibit Index.

Item 9.  Undertakings.

(a)   The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)         to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)        to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s  annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomington, State of Minnesota, on April 26, 2019.

BRIDGEWATER BANCSHARES, INC.

By:	/s/ Jerry Baack
	Name:	Jerry Baack
	Title:	Chairman, Chief Executive Officer and President

POWERS OF ATTORNEY

Each of the undersigned officers and directors of Bridgewater Bancshares, Inc. hereby constitutes and appoints Jerry Baack and Joe Chybowski,  and each of them individually (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S‑8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on April 26, 2019.

Signature	Title	Date

/s/ Jerry Baack	Chairman, Chief Executive Officer and President (Principal Executive Officer)	April 26, 2019
Jerry Baack

/s/ Joe Chybowski	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 26, 2019
Joe Chybowski

/s/ James S. Johnson	Director	April 26, 2019
James S. Johnson

/s/ David Juran	Director	April 26, 2019
David Juran

/s/ Douglas J. Parish	Director	April 26, 2019
Douglas J. Parish

/s/ Jeffrey D. Shellberg	Director	April 26, 2019
Jeffrey D. Shellberg

/s/ Thomas P. Trutna	Director	April 26, 2019
Thomas P. Trutna

Signature	Title	Date

/s/ Todd B. Urness	Director	April 26, 2019
Todd B. Urness

/s/ David J. Volk	Director	April 26, 2019
David J. Volk

EXHIBIT INDEX

Exhibit Number	Description

4.1

Second Amended and Restated Articles of Incorporation of Bridgewater Bancshares, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8K filed on April 25, 2019)‑

4.2	Amended and Restated Bylaws of Bridgewater Bancshares, Inc. (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S1 filed on March 5, 2018)‑
4.3*	Bridgewater Bancshares, Inc. 2019 Equity Incentive Plan
4.4*	Form of Restricted Stock Award Agreement under the Bridgewater Bancshares, Inc. 2019 Equity Incentive Plan
4.5*	Form of Restricted Stock Unit Award Agreement under the Bridgewater Bancshares, Inc. 2019 Equity Incentive Plan
4.6*	Form of Nonqualified Stock Option Award Agreement under the Bridgewater Bancshares, Inc. 2019 Equity Incentive Plan
4.7*	Form of Incentive Stock Option Award Agreement under the Bridgewater Bancshares, Inc. 2019 Equity Incentive Plan
5.1*	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP regarding legality of shares of Bridgewater Bancshares, Inc. common stock
23.1*	Consent of CliftonLarsonAllen LLP
23.2*	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP, special counsel to Bridgewater Bancshares, Inc. (included as part of Exhibit 5.1)
24.1*	Power of Attorney (included in the signature page hereto)

*	Filed herewith